Exhibit 23.2



INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement No. 333-42153 of Harvest States Cooperatives on Form S-8 of our reports dated July 24, 1998 on (i) the consolidated financial statements of Harvest States Cooperatives; (ii) the financial statements of the Oilseed Processing and Refining Defined Business Unit; and (iii) the financial statements of the Wheat Milling Defined Business Unit, as of May 31, 1998 and for each of the two years in the period ended May 31, 1998, appearing in this Annual Report on Form 10-K of Cenex Harvest States Cooperatives for the year ended August 31, 1999.

Deloitte & Touche, LLP

Minneapolis, Minnesota
November 19, 1999